Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Prothena Corporation plc:
We consent to the incorporation by reference in the registration statements (Nos. 333-258586, 333-244366, 333-226724, 333-218184, 333-211653, 333-196572 and 333-187726) on Form S-8 and the registration statements (Nos. 333-254622, 333-231675, 333-223207, 333-203258, 333-197006, 333-196965 and 333-193416) on Form S-3 of our report dated February 25, 2022, with respect to the consolidated financial statements of Prothena Corporation Public Limited Company and the effectiveness of internal control of financial reporting.

/s/ KPMG LLP
San Francisco, California
February 25, 2022